CUSIP No. 45666P104                                           Page 1 of 14 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                       INFORETECH WIRELESS TECHNOLOGY INC.
                                (Name of Issuer)

               Class A Common Equity Voting Stock, $.001 par value
                         (Title of Class of Securities)


                                    45666P104
                                 (CUSIP Number)




                                 October 3, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

CUSIP No. 45666P104                                           Page 2 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         Augustine Fund, L.P.

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
================================================================================

CUSIP No. 45666P104                                           Page 3 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         Augustine Capital Management, LLC

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
================================================================================

CUSIP No. 45666P104                                           Page 4 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         Delano Group Securities, LLC

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
================================================================================

CUSIP No. 45666P104                                           Page 5 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         David R. Asplund

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45666P104                                           Page 6 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         Thomas F. Duszynski

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45666P104                                           Page 7 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         David M. Matteson

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45666P104                                           Page 8 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         Brian D. Porter

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45666P104                                           Page 9 of 14 Pages


================================================================================
  1      NAME OF REPORTING PERSON

         John T. Porter

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[X]
                                                                     (b)[ ]

--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    0
                         -------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   2,887,534
                         -------------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   0
                         -------------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     2,887,534

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,887,534
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.98%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45666P104                                          Page 10 of 14 Pages


Item 1(a) Name of Issuer:

         Inforetech Wireless Technology Inc.

Item 1(b) Address of Issuer's Principal Office:

         550 152nd Street
         Suite 214
         Surrey, British Columbia V3S-8E7
         CANADA

Item 2(a) Name of Person Filing:

         Augustine Fund, L.P.
         Augustine Capital Management, LLC
         Delano Group Securities, LLC
         David R. Asplund
         Thomas F. Duszynski
         David M. Matteson
         Brian D. Porter
         John T. Porter

Item 2(b) Address of Principal Business Office or, if none, Residence:

         The business address of each person filing is 141 West Jackson Boulevard, Suite 2182, Chicago, Illinois 60604.

Item 2(c) Citizenship:

         Augustine Fund, L.P. is an Illinois limited partnership.
         Augustine Capital Management, LLC is an Delaware limited liability company.
         Delano Group Securities, LLC is a Delaware limited liability company. David R. Asplund, Thomas F. Duszynski, David M. Matteson, Brian D.
          Porter and John T. Porter are all United States citizens and residents of the State of Illinois.

Item 2(d) Title of Class of Securities:

         Class A Common Equity Voting Stock.

Item 2(e) CUSIP Number:

         45666P104

CUSIP No. 45666P104                                          Page 11 of 14 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

         Augustine Fund, L.P. ("Augustine Fund") may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management, LLC ("Augustine Capital") and with the controlling members, directors and officers of Augustine Capital, all of whom are David R. Asplund, Thomas F. Duszynski, David M. Matteson, Brian D. Porter and John T. Porter. Delano Group Securities, LLC ("Delano") may be deemed to share power to vote and dispose of the shares owned of record with its controlling members, directors and officers, all of whom are David R. Asplund, Thomas F. Duszynski, David M. Matteson, Brian D. Porter and John T. Porter. Shares owned of record by Augustine Fund or Delano may be deemed to be beneficially owned by any or all of Augustine Fund, Augustine Capital, Delano, David R. Asplund, Thomas F. Duszynski, David M. Matteson, Brian D. Porter and John T. Porter (collectively, the "Group Members").

         (a) Amount Beneficially Owned:

               The Group Members beneficially own 2,887,534 shares of the Issuer's Common Stock.

         (b) Percent of Class:

               The Group Members beneficially own 9.98% of the Common Stock.

         (c) Each of the Group Members has the number of shares listed below as to which such Group Member has:

             (i)sole power to vote or direct the vote:  0

             (ii)shared power to vote or direct the vote:  2,887,534

             (iii)sole power to dispose or direct the disposition of:  0

             (iv)shared power to dispose or direct the disposition of: 2,887,534

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

CUSIP No. 45666P104                                          Page 12 of 14 Pages


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         The Group Members are the members of the group filing this Schedule
13G.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45666P104                                          Page 13 of 14 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 10, 2001

                                        AUGUSTINE FUND, L.P.

                                        By:  AUGUSTINE CAPITAL MANAGEMENT, LLC
                                             General Partner

                                        By:       /s/ John T. Porter
                                                  John T. Porter, President


                                        AUGUSTINE CAPITAL MANAGEMENT, LLC

                                        By:       /s/ John T. Porter
                                                  John T. Porter, President



By:  /s/ David R. Asplund
     David R. Asplund

By:  /s/ Thomas Duszynski
     Thomas Duszynski

By:  /s/ David M. Matteson
     David M. Matteson

By:  /s/ Brian D. Porter
     Brian D. Porter

By:  /s/ John T. Porter
     John T. Porter